Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-04187, 333-145717, and Form S-3 Nos. 333-145430 and 333-156391) of our report dated April 2, 2007, except for the effects of the reclassification of discontinued operations as discussed in Note 3 as to which the date is April 14, 2009, relating to our audit of the consolidated financial statements for the year ended December 31, 2006 which appear in the Annual Report on Form 10-K of Patrick Industries, Inc. for the year ended December 31, 2008.

/s/ McGladrey & Pullen LLP

Elkhart, Indiana

April 14, 2009